Filed Pursuant to Rule 424(b)(5)
Registration No. 333-200625
Registration No. 333-202883

PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 10, 2014)

7,500,000 Common Shares

Tekmira Pharmaceuticals Corporation

We are selling 7,500,000 of our common shares. Our common shares are listed on The NASDAQ Global Market under the symbol “TKMR.” The last reported sale price of our common shares on The NASDAQ Global Market on March 19, 2015 was $20.49 per common share.

Investing in our common shares involves risks. Please read “Risk Factors” beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$20.25	$151,875,000
Underwriting discounts and commissions (1)	$1.215	$9,112,500
Proceeds, before expenses, to us	$19.035	$142,762,500

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 1,125,000 of our common shares at the public offering price, less the underwriting discounts and commissions.

The underwriters expect to deliver the common shares on or about March 25, 2015.

Joint Lead Book-Running Managers

Leerink Partners	RBC Capital Markets

Book-Runner

Nomura

Co-Managers

JMP Securities	Wedbush PacGrow	Lazard Frères & Co. LLC

March 19, 2015

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated December 10, 2014, including the documents incorporated by reference into it, provides more general information, some of which may not apply to the securities offered by this prospectus supplement. Generally, when we refer to this “prospectus”, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date for example, a document incorporated by reference in the accompanying prospectus, the statement in the document having the later date modifies or supersedes the earlier statement unless otherwise specified.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus supplement, into the accompanying prospectus or into any free writing prospectus prepared by or on behalf of us or to which we have referred you. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and in any free writing prospectus prepared by or on behalf of us that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus prepared by or on behalf of us that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus supplement and the accompanying prospectus entitled “Where You Can Find More Information” and “Documents Incorporated By Reference.”

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Unless stated otherwise or the context otherwise requires, references in this prospectus supplement and the accompanying base prospectus to the “Company,” “Tekmira,” “we,” “us” and “our” refer to Tekmira Pharmaceuticals Corporation, and, unless the context requires otherwise, the subsidiaries through which we conduct business. The Tekmira logo and all other Tekmira product names are trademarks of Tekmira in the United States and in other select countries. We may indicate U.S. trademark registrations and U.S. trademarks with the symbols “®” and “™”, respectively. Other third-party logos and product/trade names are registered trademarks or trade names of their respective owners.

Unless stated otherwise or if the context otherwise requires, all references to dollar amounts in this prospectus supplement are references to U.S. dollars. References to “$” or “US$” are to U.S. dollars and references to “C$” are to Canadian dollars. In this prospectus supplement, where applicable, and unless otherwise indicated, amounts are converted from Canadian dollars to U.S. dollars and vice versa by applying the noon rate of exchange for conversion of one Canadian dollar to U.S. dollars as reported by the Bank of Canada on March 19, 2015.

CURRENCY AND EXCHANGE RATES

The following table sets forth: (i) the rates of exchange for Canadian dollars, expressed in U.S. dollars, in effect at the end of the periods indicated; (ii) the average rates of exchange in effect during such periods; (iii) the high rates of exchange in effect during such periods; and (iv) the low rates of exchange in effect during such periods, such rates, in each case, based on the applicable noon rates of exchange for conversion of one Canadian dollar to U.S. dollars as reported by the Bank of Canada.

	Year Ended December 31,
	2014	2013	2012
Period End	0.8620	0.9402	1.0051
Average	0.9054	0.9710	1.0004
High	0.9422	1.0188	1.0299
Low	0.8589	0.9314	0.9599

On March 19, 2015, the noon exchange rate quoted by the Bank of Canada for conversion of one Canadian dollar to United States dollars was C$1.00 = US$0.7847.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our common shares. For a more complete understanding of our company and this offering, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, including the “Risk Factors” section beginning on page S-7 of this prospectus supplement, our financial statements and the related notes and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

We were incorporated under the Business Corporations Act (British Columbia), on October 6, 2005 and commenced active business on April 30, 2007 when we and our parent company, Inex Pharmaceuticals Corporation, were reorganized under a statutory plan of arrangement completed under the provisions of the BCBCA. The reorganization saw Inex Pharmaceuticals Corporation entire business transferred to and continued by us.

On May 30, 2008, we consummated an acquisition of Protiva Biotherapeutics, Inc. pursuant to which Protiva Biotherapeutics Inc. became our wholly-owned subsidiary. Prior to its acquisition by us, Protiva Biotherapeutics Inc. focused on developing lipid nanoparticle delivery technology for small interfering RNA. In March of 2015, we completed a merger whereby OnCore Biopharma, Inc. became our wholly-owned subsidiary. Prior to its acquisition by us, OnCore Biopharma, Inc. focused on discovering, developing and commercializing an all-oral cure for patients suffering from chronic hepatitis B virus (HBV) infection. Our business strategy going forward is to continue to develop the lipid delivery technologies begun by Protiva Biotherapeutics Inc. and to focus on discovering, developing and commercializing therapeutics targeting HBV infection, as well as continuing to advance our non-HBV programs.

Our head office is located at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8, and we opened an office in Seattle, Washington, USA in May 2014. As a result of our business combination with OnCore Biopharma, Inc. described below, we also have offices in Doylestown, Pennsylvania, USA.

Our registered and records office is located at 700 West Georgia St, 25th Floor, Vancouver, British Columbia, Canada, V7Y 1B3. We maintain a website at www.tekmira.com. Information contained on our website is not part of this prospectus supplement.

Recent Developments

OnCore Acquisition

On March 4, 2015, we completed a business combination pursuant to which OnCore Biopharma, Inc. became our wholly-owned subsidiary. This combined company intends to focus on developing a curative regimen for hepatitis B virus (HBV) patients by combining multiple therapeutic approaches. In connection with the transaction, we issued 23,973,315 common shares to the shareholders of OnCore Biopharma, Inc. in exchange for their OnCore Biopharma, Inc. securities, and OnCore Biopharma, Inc. became our wholly-owned subsidiary.

The business combination with OnCore Biopharma, Inc. brings together our collective expertise in antiviral drug development, our clinic-ready HBV RNAi therapeutic and OnCore Biopharma, Inc. existing HBV programs to build a portfolio of compounds with a long term goal of eradicating HBV. We believe that, as a result of the merger, we will have a comprehensive HBV pipeline of drugs, and drug candidates, and be positioned to capitalise on the HBV global market opportunity. With eight unique mechanisms in development, our pipeline targets the three pillars we believe are necessary to deliver an HBV cure, including: (i) suppressing HBV viral replication, (ii) restoring host response by suppressing Hepatitis B surface antigen (HBsAg) or activating/stimulating the host immune system directed at HBV and (iii) eliminating covalently closed circular DNA (cccDNA). We believe combination therapies are the key to HBV treatment and a potential cure. We believe that clinical development can be accelerated when multiple components of a combination therapy regimen are controlled by the same company, and therefore we have retained exclusive worldwide development and commercialization rights to all of our drug candidates and programs in HBV.

Voluntary Delisting from the Toronto Stock Exchange

Our common shares were voluntarily delisted from the Toronto Stock Exchange as of the close of business on Tuesday, March 3, 2015. Prior to the voluntary delisting, our common shares traded on the TSX under the symbol “TKM”.

Further Information

You should read the description of our business under the section entitled “Item 1. Business” and “Item 2. Properties” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference into this prospectus supplement. You should review the section of this prospectus supplement entitled “Documents Incorporated by Reference”.

The Offering

The following is a brief summary of certain terms of this offering and is not intended to be complete. It does not contain all of the information that will be important to a holder of the common shares.

Offering:	7,500,000 common shares

Amount:	$151,875,000

Price to the Public:	$20.25 per common share

Common Shares Outstanding(1):	Prior to this offering: 46,567,496 common shares

After this offering: 54,067,496 common shares

Option to Purchase Additional Shares:	The underwriters have an option to purchase up to an additional 1,125,000 of our common shares. The underwriters can exercise their option at any time within 30 days from the date of this prospectus supplement.

Use of Proceeds:	We estimate that the net proceeds we will receive from this offering will be approximately $142.4 million (or approximately $163.9 million if the underwriters exercise their option to purchase additional shares in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, including, but not limited to, progressing our research and development programs, supporting our clinical programs and manufacturing activities, and advancing and protecting our technology. See the section entitled “Use of Proceeds” on page S-10 of this prospectus supplement.

Risk Factors:	Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement and other information included or incorporated by reference into this prospectus supplement for a discussion of important factors you should carefully consider before deciding to invest in our common shares.

Listing Symbol:	Our common shares are listed on The NASDAQ Global Market under the symbol “TKMR.”

Notes:

(1)	These figures do not include:

•	1,862,816 common shares reserved for issuance pursuant to outstanding stock options, at prices ranging from C$0.30 to C$18.54

•	386,750 common shares reserved for issuance pursuant to outstanding warrants at prices ranging from C$2.60 to C$3.35

To the extent any options are exercised, new options are issued under our equity incentive plans, or we otherwise issue additional common shares or securities exercisable for or convertible into common shares, there will be future dilution to new investors.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional common shares.

RISK FACTORS

An investment in our common shares involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus, including those in Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus supplement and that are incorporated by reference into this prospectus supplement, in evaluating an investment in our common shares. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected.

Risks Related to this Offering

Management will have broad discretion to use the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common shares. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common shares to decline.

You will experience immediate dilution in the book value per common share you purchase.

Because the price per common share being offered is substantially higher than the book value per common share, you will suffer substantial dilution in the net tangible book value of the common shares you purchase in this offering. See “Dilution” on page S-12 for a more detailed discussion of the dilution you will incur in connection with this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein include “forward-looking statements” or “forward-looking information” (we collectively refer to these items as “forward-looking statements”) within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and applicable Canadian securities laws. Forward-looking statements are generally identifiable by use of the words “believes,” “may,” “plans,” “will,” “anticipates,” “intends,” “budgets,” “could,” “estimates,” “expects,” “forecasts,” “projects” and similar expressions that are not based on historical fact or that are predictions of or indicate future events and trends, and the negative of such expressions. Forward-looking statements in this prospectus, including the documents incorporated by reference, include statements about, among other things:

•	our strategy, future operations, clinical trials, prospects and the plans of management;

•	the business combination with OnCore Biopharma, Inc.;

•	our ribonucleic acid interference (“RNAi”) product development programs;

•	a comprehensive HBV pipeline of drugs, and drug candidates, and positioning to capitalise on the HBV global market opportunity;

•	combination therapies as the key to HBV treatment and a potential cure;

•	the timing for commencement and results of clinical trials for our products;

•	the acceleration of clinical development when multiple components of a combination therapy regimen are controlled by the same company;

•	the timing for completing pre-clinical work and filing Investigational New Drug applications;

•	potential government funding sources for new therapeutic strategies and our exploration and leveraging of these partnership opportunities;

•	ongoing advances in technologies;

•	the generation of data and the expectation of identifying another development candidate;

•	the potential quantum of value of the transactions contemplated in our option agreement with Monsanto Canada, Inc.;

•	the use of LNP technology by our licensees and expected milestone and royalty payments from commercial sales of our product development partners;

•	on-going arbitration proceedings;

•	statements with respect to revenue and expense fluctuation and guidance;

•	the amount and timing of potential funding; and

•	the use of net proceeds.

With respect to the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein, we have made numerous assumptions regarding, among other things:

•	lipid nanoparticle’s (“LNP’s”) status as a leading RNAi delivery technology;

•	our research and development capabilities and resources;

•	the effectiveness of our products as a treatment for cancer, chronic Hepatitis B infection, infectious disease, alcohol use disorder, or other diseases;

•	the timing and obtaining of regulatory approvals for the clinical development of our products;

•	the use of LNP technology by our development partners and licensees and subsequent timing and results of clinical data releases;

•	the time required to complete research and product development activities;

•	the timing and amounts of payments to be received under contracts with our partners including Alnylam Pharmaceuticals, Inc.; Monsanto Canada, Inc.; Spectrum Pharmaceuticals, Inc.; and the U.S. Department of Defense;

•	continued demand for our products;

•	our financial position and our ability to execute our business strategy; and

•	our ability to obtain and protect intellectual property rights and operate without infringing on the intellectual property rights of others.

Additionally, there are known and unknown risk factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein. Known risk factors include, among others:

•	the merger of our business with that of OnCore Biopharma, Inc. may not be as timely and effective as hoped;

•	our products may not prove to be effective or as potent as currently believed;

•	completion of preclinical work and Investigational New Drug applications may not occur as currently anticipated, or at all;

•	we may never identify another product development candidate;

•	anticipated studies and submissions to the U.S. Food and Drug Administration (the “FDA”) may not occur as currently anticipated, or at all;

•	anticipated pre-clinical and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate;

•	we may not receive the necessary regulatory approvals for the clinical development of our products;

•	we may lose the arbitration proceedings to which we are party;

•	our development partners and licensees conducting clinical trial, development programs and joint venture strategic alliances may not result in expected results on a timely basis, or at all;

•	anticipated payments under contracts with our collaborative partners may not be received by us on a timely basis, or at all, or in the expected quantum;

•	there may be no further advancements in next-generation LNP technologies;

•	the FDA may refuse to approve our products, or place restrictions on our ability to commercialize our products;

•	we may face competition from other pharmaceutical or biotechnology companies and the possibility that other organizations have made advancements in RNAi delivery technology of which we are not aware;

•	payments received from third parties may not be sufficient to fund our continued business plan as currently anticipated;

•	future operating results are uncertain and likely to fluctuate;

•	we may not be able to raise additional financing required to fund further research and development, clinical studies, and obtain regulatory approvals, on commercially acceptable terms or at all;

•	economic and capital market conditions;

•	we may become subject to product liability or other legal claims for which we have made no accrual in our financial statements; and

•	our cash runway and cash position may be substantially less than projected and may be less than required to continue current operations.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the section entitled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the section entitled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2014 as filed with the SEC on March 13, 2015. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

We qualify all the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein by the foregoing cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $142.4 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds to us will be approximately $163.9 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, including, but not limited to, progressing our research and development programs, supporting our clinical programs and manufacturing activities, and advancing and protecting our technology. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus supplement. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

CONSOLIDATED CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments and our capitalization as of December 31, 2014:

•	on an actual basis;

•	on a pro forma basis to give effect to our issuance of an aggregate of 23,973,315 of our common shares in connection with our acquisition of OnCore Biopharma, Inc. on March 4, 2015; and

•	on a pro forma as adjusted basis to give effect to the issuance and sale by us of 7,500,000 common shares in this offering and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read together with our financial statements and related notes and the other financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2014
	Actual	Pro Forma OnCore	Pro Forma Offering	Pro Forma Total
(unaudited, in thousands, except share and per share data)
Cash and cash equivalents	$72,187	$325	$142,448	$214,960
Short-term investments	39,974			39,974

Stockholders’ equity:
Preferred shares, no par value, unlimited authorized, and no shares issued or outstanding	—			—
Common shares, no par value, unlimited number authorized, 22,438,169 shares issued and outstanding, actual; 23,973,315 shares issued and outstanding, pro forma OnCore; 7,500,000 shares issued and outstanding, pro forma Offering; 53,911,484 shares issued and outstanding, pro forma Total	290,004	381,942	142,448	814,394
Additional paid-in capital	26,208	—	—	26,208
Accumulated deficit	(205,864)	—	—	(205,864)
Accumulated other comprehensive loss	(22,313)	—	—	(22,313)

Total stockholders’ equity	$88,035	$381,942	142,448	$612,425

The foregoing pro forma information is based on 22,438,169 of our common shares outstanding as of December 31, 2014, plus 23,973,315 common shares issued in connection with our acquisition of OnCore Biopharma, Inc. on March 4, 2015 for a total of 46,411,484 and excludes as of such date:

•	1,530,138 of our common shares issuable upon the exercise of stock options outstanding under our existing stock option plan at a weighted average exercise price of $6.29 (C$6.95) per common share;

•	292,845 of our common shares issuable upon the exercise of 433,740 stock options outstanding under our Protiva option plan at a weighted average exercise price of $0.27 (C$0.30);

•	184,333 of our common shares issuable upon the exercise of stock options outstanding under our OnCore option plan at a weighted average exercise price of $0.57;

•	398,250 of our common shares issuable upon the exercise of warrants outstanding at a weighted average exercise price of $2.67 ($2.95) per common share;

•	144,512 of our common shares issued pursuant to the exercise of certain options (see the section entitled “Prior Sales” on page S-13 of this prospectus supplement); and

•	11,500 of our common shares issued pursuant to the exercise of certain warrants (see the section entitled “Prior Sales” on page S-13 of this prospectus supplement).

DILUTION

If you purchase our common shares in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per common share and the net tangible book value per common share after this offering. We calculate net tangible book value per common share by subtracting our total liabilities from our total tangible assets and dividing the difference by the number of outstanding common shares.

Our net tangible book value at December 31, 2014, on a pro forma basis after giving effect to our issuance of an aggregate of 23,973,315 of our common shares in connection with our acquisition of OnCore Biopharma, Inc. on March 4, 2015, was $76.8 million, or $1.65 per share. After giving effect to the issuance and sale by us of 7,500,000 of our common shares in this offering, at the public offering price of $20.25 per common share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at December 31, 2014 would have been $219.2 million, or $4.06 per share. This represents an immediate increase in net tangible book value of $2.41 per common share to existing stockholders and an immediate dilution of $16.19 per common share to investors in this offering. The following table illustrates this per common share dilution:

Public offering price per common share		$20.25
Proforma net tangible book value per share as of December 31, 2014	$1.65
Increase per common share attributable to new investors purchasing shares in this offering	$2.41
Proforma net tangible book value per share as December 31, 2014 after giving effect to this offering		$4.06

Dilution per common share to new investors		$16.19

The foregoing pro forma information is based on 22,438,169 of our common shares outstanding as of December 31, 2014, plus 23,973,315 common shares in issued in connection with our acquisition of OnCore Biopharma, Inc. on March 4, 2015 for a total of 46,411,484 and excludes as of such date:

•	1,530,138 of our common shares issuable upon the exercise of stock options outstanding under our Tekmira Plans at a weighted average exercise price of $6.29 (C$6.95) per common share;

•	292,845 of our common shares issuable upon the exercise of 433,740 stock options outstanding under our Protiva Option Plan at a weighted average exercise price of $0.27 (C$0.30);

•	398,250 of our common shares issuable upon the exercise of warrants outstanding at a weighted average exercise price of $2.67 ($2.95) per common share.

•	184,333 of our common shares issuable upon the exercise of stock options outstanding under our OnCore option plan at a weighted average exercise price of $0.57;

•	144,512 of our common shares issued pursuant to the exercise of certain options (see the section entitled “Prior Sales” on page S-13 of this prospectus supplement); and

•	11,500 of our common shares issued pursuant to the exercise of certain warrants (see the section entitled “Prior Sales” on page S-13 of this prospectus supplement).

If the underwriters exercise their option to purchase additional common shares or if any additional common shares are issued in connection with outstanding options or warrants, there will be further dilution to new investors.

PRIOR SALES

Except as disclosed below and in the accompanying prospectus (which accompanying prospectus covers the period prior to December 10, 2014), no other common shares or securities exchangeable or convertible into common shares have been issued during the 12-month period preceding the date of this prospectus supplement.

The following table summarizes the issuances by us of our common shares since the date of the accompanying prospectus to the date of this prospectus supplement.

Date of Issuance	Number of Shares Issued(1)	Value
March 4, 2015	23,973,315	$381,942,000

(1)	issued in connection with our acquisition of OnCore Biopharma, Inc.

The following table summarizes the issuances by us of stock options since the date of the accompanying prospectus to the date of this prospectus supplement. Our stock options are denominated in Canadian dollars. For presentation purposes, our stock options have been converted to U.S. dollars using the average exchange rate in the month of issuance.

Date of Grant	Number of Options	Exercise Price (C$)	Exercise Price (US$)
December 15, 2014	2,000	$16.47	$14.28

The following table summarizes the issuances by us of our common shares pursuant to the exercise of stock options since the date of the accompanying prospectus to the date of this prospectus supplement. Our stock options are denominated in Canadian dollars. For presentation purposes, our stock options have been converted to U.S. dollars using the average exchange rate in the month of exercise.

Date of Exercise	Number of Options and Shares Issued	Exercise Price (C$)	Exercise Price (US$)
December 10, 2014	187	$5.15	$4.47
December 12, 2014	2,500	$5.75	$4.99
December 17, 2014	5,380	$16.22	$14.06
December 18, 2014	13,750	$15.22	$13.20
December 18, 2014	4,000	$15.34	$13.30
January 15, 2015	7,500	$5.60	$4.62
February 10, 2015	30,000	$4.65	$3.72
February 10, 2015	6,900	$1.80	$1.44
February 20, 2015	9,100	$1.80	$1.44
February 20, 2015	16,000	$3.85	$3.08
February 23, 2015	25,000	$2.40	$1.92
March 5, 2015	25,000	$1.70	$1.36
March 5, 2015	25,000	$5.15	$4.12

The following table summarizes the issuances by us of our common shares pursuant to the exercise of warrants since the date of the accompanying prospectus to the date of this prospectus supplement. Our warrants are denominated in Canadian dollars. For presentation purposes, our warrants have been converted to U.S. dollars using the average exchange rate in the month of exercise.

Date of Exercise	Number of Warrants	Number of shares issued	Exercise Price (C$)	Exercise Price (US$)
December 29, 2014	7,500	7,500	$3.35	$2.90
January 13, 2015	7,000	7,000	$2.60	$2.15
January 15, 2015	2,000	2,000	$3.35	$2.77
January 28, 2015	1,000	1,000	$2.60	$2.15
February 11, 2015	1,500	1,500	$2.60	$2.08

PRICE RANGE OF COMMON SHARES

Our common shares are currently listed and posted for trading on The NASDAQ Global Market under the symbol “TKMR” and prior to March 3, 2015 our common shares were listed and posted for trading on the TSX under the symbol “TKM”. The following table sets forth, for the quarterly periods indicated, the high and low sale price per share of our common shares as reported on The NASDAQ Global Market and Toronto Stock Exchange, as applicable:

The NASDAQ Global Market:

	High	Low
Year ended December 31, 2013
First Quarter	$5.53	$4.18
Second Quarter	$5.25	$4.25
Third Quarter	$7.72	$4.70
Fourth Quarter	$11.42	$6.93
Year ended December 31, 2014
First Quarter	$31.48	$7.65
Second Quarter	$24.47	$10.20
Third Quarter	$26.05	$8.86
Fourth Quarter	$29.93	$12.54
Month ended 2015
January 2015	$26.73	$14.50
February 2015	$25.49	$17.50
March 2015 (through March 19)	$20.92	$17.19

The Toronto Stock Exchange:

	High		Low
Year ended December 31, 2013
First Quarter	C$	5.45	C$	4.31
Second Quarter	C$	5.34	C$	4.35
Third Quarter	C$	7.90	C$	4.96
Fourth Quarter	C$	11.62	C$	7.16
Year ended December 31, 2014
First Quarter	C$	34.66	C$	8.14
Second Quarter	C$	26.99	C$	11.08
Third Quarter	C$	28.56	C$	9.55
Fourth Quarter	C$	33.69	C$	14.37
Month ended 2015
January 2015	C$	32.19	C$	21.90
February 2015	C$	33.76	C$	17.05

The closing price of the common shares on The NASDAQ Global Market on March 19, 2015 was $20.49.

The following table sets forth, for the 12 month period prior to the date of this prospectus supplement, the reported high and low prices and the trading volume of our common shares on the Toronto Stock Exchange and The NASDAQ Global Market.

Month Ended	NASDAQ High (US$)		NASDAQ Low (US$)		Aggregate Trading Volume		TSX High (C$)		TSX Low (C$)		Aggregate Trading Volume
March 31, 2015	$20.92	(1)	$17.19	(1)	8,804,900	(1)	$23.42	(2)	$21.56	(2)	169,659	(2)
February 28, 2015	$25.49		$17.50		10,955,298		$32.19		$21.90		1,064,966
January 31, 2015	$26.73		$14.50		34,742,283		$33.76		$17.05		2,565,978
December 31, 2014	$17.15		$12.54		14,175,071		$19.85		$14.37		1,245,878
November 30, 2014	$17.48		$14.66		17,039,237		$19.81		$16.74		1,766,662
October 31, 2014	$29.93		$16.50		136,058,732		$33.69		$18.45		7,891,463
September 30, 2014	$25.80		$17.83		66,835,077		$28.45		$19.50		5,144,628
August 31, 2014	$26.05		$12.82		152,904,600		$28.56		$14.01		9,228,889
July 31, 2014	$13.90		$8.86		10,933,780		$15.25		$9.55		2,262,189
June 30, 2014	$15.32		$11.35		5,569,979		$16.64		$12.41		1,548,947
May 30, 2014	$14.54		$10.20		7,305,339		$15.95		$11.08		1,947,109
April 30, 2014	$24.47		$11.36		15,995,796		$26.99		$12.59		3,406,359
March 31, 2014	$31.48		$18.53		18,687,400		$34.66		$20.41		3,192,066

(1)	As of close on March 19, 2015.
(2)	As of close on March 3, 2015.

DIVIDEND POLICY

We have not paid any dividends since our incorporation. At the discretion of our board of directors, we will consider paying dividends in future as our operational circumstances may permit having regard to, among other things, our earnings, cash flow and financial requirements. It is the current policy of our board of directors to retain all earnings to finance our business plan.

UNDERWRITING

Leerink Partners LLC and RBC Capital Markets, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common shares set forth opposite its name below.

Underwriter	Number of Shares
Leerink Partners LLC	2,874,356
RBC Capital Markets, LLC	2,318,029
Nomura Securities International, Inc.	741,770
JMP Securities LLC	741,770
Wedbush Securities Inc.	741,770
Lazard Frères & Co. LLC	82,305

Total	7,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover of this prospectus and to dealers at that price less a concession not in excess of $0.729 per common share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common shares.

		Total
	Per Share	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$20.25	$151,875,000	$174,656,250
Underwriting discounts and commissions paid by us	$1.215	$9,112,500	$10,479,375
Proceeds to us, before expenses	$19.035	$142,762,500	$164,176,875

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $315,000. We have agreed to reimburse the underwriters for expenses related to the qualification of our common shares under state securities laws and clearing of this offering with the Financial Industry Regulatory Authority, Inc. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,125,000 additional common shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and each of our executive officers, directors and certain shareholders have agreed that, subject to certain exceptions, without the prior written consent of Leerink Partners LLC and RBC Capital Markets, LLC, we and such executive officers and directors and certain shareholders will not, during the period ending 90 days after the date of the underwriting agreement, directly or indirectly, offer, sell, pledge, enter into any swap or other agreement that transfers any of the economic consequences of ownership of the common shares, or otherwise dispose of, or enter into any agreement to offer, sell or otherwise dispose of, any securities of the company other than, among other exceptions, (i) sales of common shares to the underwriters pursuant to the offering, (ii) grants of options or the issuance of common shares by the company pursuant to equity incentive plans, and (iii) issuance of common shares upon exercise or conversion of securities outstanding as of the date of the underwriting agreement.

There are no existing agreements between the underwriters and any of our shareholders providing consent to the sale of common shares prior to the expiration of the lock-up period.

NASDAQ Global Market Listing

The common shares are listed on The NASDAQ Global Market under the symbol “TKMR.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option described above. The underwriters may close out any covered short position by either exercising their option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the closing of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on The NASDAQ Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates in the past have engaged, and may in the future engage, in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have or may in the future receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.

Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A. to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B. to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and each of our and the representatives’ affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares acquired pursuant to this prospectus supplement.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including without limitation specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of common shares. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership, and disposition of common shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary are based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

SCOPE OF THIS SUMMARY

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of common shares acquired pursuant to this offering that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold common shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) own or have owned (directly, indirectly, or by attribution) 10% or more of the total combined voting power of our outstanding shares. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act

(Canada) (the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold common shares in connection with carrying on a business in Canada; (d) persons whose common shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of common shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds common shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such owner. Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of common shares.

OWNERSHIP AND DISPOSITION OF COMMON SHARES

The following discussion is subject to the rules described below under the heading “Passive Foreign Investment Company Rules.”

Taxation of Distributions

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a common share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any non-U.S. income tax withheld from such distribution) to the extent of our current or accumulated “earnings and profits,” as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds our current and accumulated “earnings and profits,” such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the common shares and thereafter as gain from the sale or exchange of such common shares (see “Sale or Other Taxable Disposition of Common Shares” below). However, we may not maintain the calculations of our earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder may have to assume that any distribution by us with respect to the common shares will constitute ordinary dividend income. Dividends received on common shares by corporate U.S. Holders generally will not be eligible for the “dividends received deduction”. Subject to applicable limitations and provided that we are eligible for the benefits of the Canada-U.S. Tax Convention, dividends paid by us to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that we not be classified as a PFIC (as defined below) in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of common shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in such common shares sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if, at the time of the sale or other disposition, such common shares are held for more than one year.

Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Passive Foreign Investment Company Rules

If we were to constitute a “passive foreign investment company” under the meaning of Section 1297 of the Code (a “PFIC”, as defined below) for any year during a U.S. Holder’s holding period, then certain potentially adverse rules will affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of common shares. Based on available information, we believe that we were not classified as a PFIC during the tax years ended December 31, 2009, 2010, 2011, 2012, 2013 and 2014, although we have not requested or received an opinion on our PFIC status from a U.S. tax advisor. We have not made a determination regarding our PFIC status with respect to the current tax year ending December 31, 2015, or any future tax year. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by us (or any subsidiary) concerning its PFIC status. Each U.S. Holder should consult its own tax advisors regarding our PFIC status and the PFIC status of each subsidiary.

In any year in which we are classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

We generally will be a PFIC if, for a tax year, (a) 75% or more of our gross income is passive income (the “income test”) or (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “asset test”).

“Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

For purposes of the PFIC income test and asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by us from certain “related persons” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if we are a PFIC, U.S. Holders will generally be deemed to own their proportionate share of our direct or indirect equity interest in any company that is also a PFIC (a “Subsidiary PFIC”), and will be subject to U.S. federal income tax on their proportionate share of (a) any “excess distributions,” as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by us or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of common shares. Accordingly, U.S. Holders should be aware that they could be subject to tax even if no distributions are received and no redemptions or other dispositions of common shares are made.

Default PFIC Rules Under Section 1291 of the Code

If we are a PFIC for any tax year during which a U.S. Holder owns common shares, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership, and disposition of common shares will depend on whether and when such U.S. Holder makes an election to treat us and each Subsidiary PFIC, if any, as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of common shares and (b) any “excess distribution” received on the common shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the common shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of common shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on common shares or with respect to the stock of a Subsidiary PFIC, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective common shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income. The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If we are a PFIC for any tax year during which a Non-Electing U.S. Holder holds common shares, we will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether we cease to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such common shares were sold on the last day of the last tax year for which we were a PFIC.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which the holding period of its common shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its common shares. A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) our net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b) our ordinary earnings, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which we are a PFIC, regardless of whether such amounts are actually distributed by us to such U.S. Holder. However, for any tax year in which we are a PFIC and have no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to us generally (a) may receive a tax-free distribution from us to the extent that such distribution represents our “earnings and profits” that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of common shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for the common shares in which we were a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder’s holding period for the common shares, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such common shares were sold for their fair market value on the day the QEF Election is effective. If a U.S. Holder makes a QEF Election but does not make a “purging” election to recognize gain as discussed in the preceding sentence, then such U.S. Holder shall be subject to the QEF Election rules and shall continue to be subject to tax under the rules of Section 1291 discussed above with respect to its common shares. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which we are not a PFIC. Accordingly, if we become a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which we qualify as a PFIC.

We will use commercially reasonable efforts to make available to U.S. Holders, upon their written request: (a) information as to our status as a PFIC and the PFIC status of any subsidiary in which we own more than 50% of such subsidiary’s total aggregate voting power, and (b) for each year in which we are a PFIC, such information and documentation that a U.S. Holder making a QEF Election with respect to us and any such more than 50% owned subsidiary which constitutes a PFIC is reasonably required to obtain for U.S. federal income tax purposes. We may elect to provide such information on our website (www.tekmira.com). Because we may hold 50% or less of the aggregate voting power of one or more Subsidiary PFICs at any time, U.S. Holders should be aware that there can be no assurance that we will satisfy record keeping requirements that apply to a QEF, or that we will supply U.S. Holders with information that such U.S. Holders are required to report under the QEF rules, in the event that a subsidiary is a PFIC and a U.S. Holder wishes to make a QEF Election with respect to any such Subsidiary PFIC. With respect to Subsidiary PFICs for which we do not obtain the required information, U.S.

Holders will continue to be subject to the rules discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election with respect to us and any Subsidiary PFIC.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return. However, if we do not provide the required information with regard to us or any of our Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the common shares are marketable stock. The common shares generally will be “marketable stock” if the common shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to Section 11A of the Securities Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Provided that the common shares are “regularly traded” as described in the preceding sentence, the common shares are expected to be marketable stock. However, each U.S. Holder should consult its own financial advisor, legal counsel, or accountant in this regard.

A U.S. Holder that makes a Mark-to-Market Election with respect to its common shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such common shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the common shares or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which we are a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares, as of the close of such tax year over (b) such U.S. Holder’s adjusted tax basis in such common shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the common shares, over (b) the fair market value of such common shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of common shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed U.S. federal income tax return. A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the common shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the common shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which common shares are transferred.

Certain additional adverse rules may apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares.

Special rules apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with its own tax advisors regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

Special rules apply in determining the amount of the Medicare surtax discussed below.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares.

Additional Considerations

Additional Tax on Passive Income

Individuals, estates and certain trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from disposition of property (other than property held in certain trades or businesses). U.S. Holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of common shares.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S.

dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the common shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U. S. Holders may be subject to these reporting requirements unless their common shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, common shares will generally be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of material Canadian federal income tax considerations generally applicable to a Non-Canadian Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares acquired pursuant to this prospectus supplement.

This summary is applicable to a purchaser (a “Non-Canadian Holder”) who acquires common shares pursuant to this offering and who, for the purposes of the Tax Act and any applicable tax treaty at all relevant times: (i) is not (and is not deemed to be) a resident in Canada, (ii) holds such common shares as capital property, (iii) deals at arm’s length and is not affiliated with the Company and the underwriter, (iv) does not use or hold (and will not use or hold) and is not deemed to use or hold the common shares in, or in the course of, carrying on a business in Canada, and (v) does not carry on an insurance business in Canada and elsewhere and is not an “authorized foreign bank” as defined in the Tax Act.

This summary does not apply to a purchaser of common shares (i) that is a “financial institution”, as defined in the Tax Act for purposes of the mark-to-market rules; (ii) an interest in which is or would constitute a “tax shelter investment” as defined in the Tax Act; (iii) that is a “specified financial institution” as defined in the Tax Act; (iv) that reports its Canadian tax results in a currency other than the Canadian currency; or (v) that has or will enter into a “synthetic disposition arrangement” or a “derivative forward agreement”, as those terms are defined in the Tax Act, in respect of common shares pursuant to this offering. All such purchasers should consult their own tax advisors with respect to an investment in common shares.

This summary is based on the current provisions of the Tax Act and the regulations thereunder, (the Canada-U.S. Tax Convention), counsel’s understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency (the “CRA”), and all specific proposals to amend the Tax Act and the regulations thereunder announced by the Minister of Finance (Canada) prior to the date hereof (“Tax Proposals”). This summary assumes that the Tax Proposals will be enacted in their current form and does not otherwise take into account or anticipate any changes in the law or in the administrative practices and assessing policies of the CRA, whether by judicial, governmental or legislative decisions or action, and whether prospective or retroactive in effect, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada.

The summary is of a general nature only, is not exhaustive of all Canadian federal income tax considerations, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-Canadian Holder of the common shares and no representation with respect to the Canadian tax consequences to any particular Non-Canadian Holder is made. The relevant tax considerations applicable to the acquiring, holding and disposing of common shares pursuant to this offering may vary according to the status of the holder, the jurisdiction in which the holder resides or carries on business and the holder’s own particular circumstances. Accordingly, each Non-Canadian Holder should consult with their own tax advisors with respect to the Canadian federal income tax consequences to them of acquiring, holding or disposing of the common shares.

Dividends

Dividends paid or credited (or deemed to be paid or credited) on the common shares to a Non-Canadian Holder will generally be subject to withholding tax under the Tax Act at a rate of 25%, subject to a reduction under the provisions of an applicable tax treaty. For Non-Canadian Holders who are resident in the United States of America for purposes of, and are entitled to the benefits of, the Canada-U.S. Tax Convention, and are the beneficial owner of such dividends paid on the common shares (a “U.S. Holder”), the Canadian withholding tax will generally be reduced to the rate of 15%. This rate is further reduced to 5% in the case of such U.S. Holder that is a company for purposes of the Canada-U.S. Tax Convention that owns at least 10% of the Company’s issued and outstanding voting shares at the time the dividend is paid or deemed to be paid on such shares. In addition, under the Canada-U.S. Tax Convention, dividends may be exempt from Canadian withholding tax if paid to certain U.S. Holders that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations, or that are qualifying trusts, companies, organizations or other arrangements operated exclusively to administer or provide pension, retirement or employee benefits, and that are exempt from tax in the U.S. and that have complied with specific administrative procedures.

Disposition of common shares

A Non-Canadian Holder will not be subject to tax under the Tax Act in respect of a capital gain realized upon the disposition of common shares unless the common shares are “taxable Canadian property” (as defined in the Tax Act) to the Non-Canadian Holder, and the gain is not otherwise exempt from tax in Canada pursuant to the terms of an applicable tax treaty. Provided the common shares are listed on a designated stock exchange (which currently includes the TSX and NASDAQ) at the time of disposition, the common shares generally will not constitute taxable Canadian property to a Non-Canadian Holder unless at any time during the 60 months immediately preceding the disposition, (i) the Non-Canadian Holder or (a) persons with whom the Non-Canadian Holder does not deal at arm’s length, or (b) partnerships in which the Non-Canadian Holder or persons referred to in (a) hold a membership interest directly or indirectly through one or more partnerships, individually or collectively owned at least 25% of the issued shares of any class or series of the Company’s capital stock and (ii) more than 50% of the fair market value of the shares of the Company was derived directly or indirectly from one or any combination of (a) real or immoveable property situated in Canada, (b) “Canadian resource properties” (as defined in the Tax Act), (c) “timber resource properties” (as defined in the Tax Act) or an option, interest or right in any such property, whether or not such property exists. For a U.S. Holder, even if the common shares are taxable Canadian property to such holder at the time of disposition, no Canadian taxes will generally be payable on a capital gain realized on the disposition of the common shares unless the value of the common shares at that time is derived principally from real property situated in Canada.

In the event the common shares are (or are deemed to be) taxable Canadian property to a Non-Canadian Holder at the time of disposition and a capital gain realized on the disposition of such common shares is not exempt from tax under the Tax Act by virtue of the terms of an applicable tax treaty, such Non-Canadian Holder will realize a capital gain (or capital loss) equal to the amount by which such Non-Canadian Holder’s proceeds of disposition in respect of the common share exceeds (or is exceeded by) the aggregate of the adjusted cost base of such common share to the Non-Canadian Holder and any reasonable expenses associated with the disposition. The cost to such Non-Canadian Holder of a common share acquired pursuant to this offering generally will be averaged with the adjusted cost base of any other common shares owned by the Non-Canadian Holder as capital property for the purposes of determining the adjusted cost base of each such common share to that Non-Canadian Holder. Such Non-Canadian Holder whose common shares are taxable Canadian property at the time of disposition is generally required to comply with certain reporting obligations under the Tax Act in respect of the disposition of such common shares including the requirement to file a Canadian income tax return reporting the disposition of such common shares. Non-Canadian Holders whose common shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon on our behalf by Farris, Vaughan, Wills & Murphy LLP, Vancouver, British Columbia, with respect to Canadian legal matters and by Dorsey & Whitney LLP, Vancouver, British Columbia and Seattle, Washington, with respect to U.S. legal matters. Goodwin Procter LLP, New York, New York is acting as counsel for the underwriters in connection with the offering.

EXPERTS

The consolidated financial statements of Tekmira Pharmaceuticals Corporation as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of OnCore Biopharma, Inc. incorporated by reference into this prospectus supplement have been so incorporated in reliance on the report of Grant Thornton LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We and our wholly-owned subsidiary, Protiva Biotherapeutics, Inc., are each incorporated under the laws of the Province of British Columbia, Canada. A substantial portion of our assets are located outside the United States. In addition, some of our officers are nationals or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. We have appointed National Registered Agents, Inc. as our agent for service of process in the United States, but it may be difficult for holders of common shares who reside in the United States to effect service within the United States upon those officers and experts who are not residents of the United States. Additionally, it may not be possible for you to enforce judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. In addition, there is doubt as to whether an original action could be brought in Canada against us or our officers based solely upon U.S. federal or state securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal or state securities laws.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC. This means that we can disclose important information to you by referring you to those documents.

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (excluding, unless otherwise provided in this prospectus or in the applicable document, documents not deemed “filed” with the SEC and information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K) until the termination of the offering under this prospectus:

(i)	Our Annual Report on Form 10-K, for the year ended December 31, 2014, filed with the SEC on March 13, 2015;

(ii)	Our definitive proxy statement on Schedule 14A, filed on February 4, 2015 (other than the opinion of Lazard Frères & Co. LLC included as Annex B thereto and any references to, or descriptions of, the contents of such opinion contained in such proxy statement);

(iii)	Our Current Reports on Form 8-K filed on March 18, 2015;

(iv)	Our Current Report on Form 8-K and Form 8-K/A filed on March 4, 2015 and March 18, 2015, respectively;

(v)	Our Current Report on Form 8-K and Form 8-K/A filed on January 12, 2015 and January 26, 2015, respectively;

(vi)	Our Current Reports on Form 8-K filed on January 21, 2015, January 28, 2015, February 5, 2015, February 11, 2015, February 12, 2015, February 26, 2015, March 11, 2015, March 12, 2015 and each Current Report on Form 8-K filed on March 6, 2015;

(vii)	Our Current Report on Form 8-K filed on April 8, 2014;

(viii)	All other reports filed by our company under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2014; and

(ix)	The description of our common shares set forth under the heading “Description of Share Capital, Common Shares and Related Information” contained in our registration statement on Form F-10 (File No. 333-169311), initially filed with the SEC on September 10, 2010, as subsequently amended by any amendments to such registration statement, and incorporated by reference into our registration statement on Form 8-A, as filed with the SEC on November 4, 2010, including any amendment or report to such registration statement on Form 8-A filed for the purpose of amending such description.

In addition, all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date of this prospectus but before the termination of the offering of the common shares covered by this prospectus, are hereby incorporated by reference into this prospectus.

We have not authorized anyone to provide you with any different or additional information other than that contained in or incorporated by reference into this prospectus supplement, into the accompanying prospectus or into any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may provide.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. If exhibits to the documents incorporated by reference into this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided.

Requests for any of these documents should be directed to:

Investor Relations

Tekmira Pharmaceuticals Corporation

100-8900 Glenlyon Parkway,

Burnaby, BC V5J 5J8

(604) 419-3200

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Securities Exchange Act. You can find, copy and inspect information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review our electronically filed reports, proxy and information statements on the SEC’s web site at http://www.sec.gov or on our web site at http://www.tekmira.com. Information included on our web site is not incorporated into or a part of this prospectus or any prospectus supplement.

This prospectus supplement is part of a registration statement we filed with the SEC. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

PROSPECTUS

$150,000,000

Common Shares

We may offer and issue from time to time common shares up to an aggregate initial offering price of $150,000,000 in one or more transactions under this shelf prospectus. The common shares may be offered in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement.

This prospectus provides you with a general description of the common shares that we may offer. Each time we offer common shares, we will provide you with a prospectus supplement that describes specific information about the particular common shares being offered and may add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with the additional information that is incorporated by reference into this prospectus and the applicable prospectus supplement.

Our common shares are listed on the NASDAQ Global Market under the symbol “TKMR” and on the Toronto Stock Exchange under the symbol “TKM.” On December 10, 2014, the closing price of our common shares on the NASDAQ was US$14.70 per share and C$16.99 per share on the TSX.

Investing in our securities involves a high degree of risk. You should carefully read the “Risk Factors” section of this prospectus beginning on page 1.

These common shares have not been approved or disapproved by the Securities and Exchange Commission or any state securities regulatory authority nor has the SEC or any state securities regulatory authority passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 10, 2014.

ii

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell the common shares described in this prospectus in one or more offerings up to an aggregate initial offering price of $150,000,000. The specific terms of the common shares to be offered in a particular offering will be set out in the applicable prospectus supplement and may include, where applicable, the designation of the particular class and series, the number of common shares offered, the issue price, dividend rate, if any, and any other terms specific to the common shares being offered. Where required by statute, regulation or policy, and where common shares are offered in currencies other than U.S. dollars, appropriate disclosure of foreign exchange rates applicable to such common shares will be included in the prospectus supplement describing those common shares.

We may offer and sell common shares to or through underwriting syndicates or dealers, through agents or directly to purchasers. The prospectus supplement for each offering of common shares will describe in detail the plan of distribution for that offering.

In connection with any offering of common shares (unless otherwise specified in a prospectus supplement), the underwriters or agents may over-allot or effect transactions that stabilize or maintain the market price of the common shares offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be discontinued at any time. See the section of this prospectus entitled “Plan of Distribution.”

Please carefully read both this prospectus and any prospectus supplement, together with the documents incorporated by reference into this prospectus and any applicable prospectus supplement, and the additional information described below under “Where You Can Find Additional Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell any common shares and is not soliciting an offer to buy common shares in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is accurate only as of the date of this prospectus and any information incorporated by reference into this prospectus is accurate only as of the date of the applicable document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since that date.

As used in this prospectus and in any prospectus supplement, unless the context otherwise requires, the terms “Tekmira,” the “Company,” “we,” “us,” and “our” refer to Tekmira Pharmaceuticals Corporation, and, unless the context requires otherwise, the subsidiaries through which it conducts business.

Unless stated otherwise or if the context otherwise requires, all references to dollar amounts in this prospectus and any prospectus supplement are references to U.S. dollars. References to “$” or “US$” are to U.S. dollars and references to “C$” are to Canadian dollars. In this prospectus, where applicable, and unless otherwise indicated, amounts are converted from Canadian dollars to U.S. dollars and vice versa by applying the noon rate of exchange for conversion of one Canadian dollar to U.S. dollars as reported by the Bank of Canada on December 9, 2014.

iii

RISK FACTORS

An investment in our common shares involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus and any prospectus supplement, including those in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference into this prospectus, in evaluating an investment in our common shares. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. When we offer and sell any common shares pursuant to a prospectus supplement, we may include in the applicable prospectus supplement additional risk factors relevant to those common shares.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus, contains “forward-looking statements” or “forward-looking information” within the meaning of applicable securities laws (we collectively refer to these items as “forward-looking statements”). Forward-looking statements are generally identifiable by use of the words “believes,” “may,” “plans,” “will,” “anticipates,” “intends,” “budgets,” “could,” “estimates,” “expects,” “forecasts,” “projects” and similar expressions that are not based on historical fact or that are predictions of or indicate future events and trends, and the negative of such expressions. Forward-looking statements in this prospectus, including the documents incorporated by reference, include statements about, among other things:

•	our strategy, future operations, clinical trials, prospects and the plans of management;

•	our ribonucleic acid interference (“RNAi”) product development programs;

•	the timing for commencement and results of clinical trials for our products;

•	the timing for completing pre-clinical work and filing Investigational New Drug applications;

•	potential government funding sources for new therapeutic strategies and our exploration and leveraging of these partnership opportunities;

•	ongoing advances in technologies;

•	the generation of data and the expectation of identifying another development candidate;

•	the potential quantum of value of the transactions contemplated in our option agreement with Monsanto Canada, Inc.;

•	the use of LNP technology by our licensees and expected milestone and royalty payments from commercial sales of our product development partners;

•	on-going arbitration proceedings;

•	statements with respect to revenue and expense fluctuation and guidance; and

•	the amount and timing of potential funding.

With respect to the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus, we have made numerous assumptions regarding, among other things:

•	lipid nanoparticle’s (“LNP’s”) status as a leading RNAi delivery technology;

•	our research and development capabilities and resources;

•	the effectiveness of our products as a treatment for cancer, chronic Hepatitis B infection, infectious disease, alcohol use disorder, or other diseases;

•	the timing and obtaining of regulatory approvals for the clinical development of our products;

•	the use of LNP technology by our development partners and licensees and subsequent timing and results of clinical data releases;

•	the time required to complete research and product development activities;

•	the timing and amounts of payments to be received under contracts with our partners including Alnylam Pharmaceuticals, Inc.; Monsanto Canada, Inc.; Spectrum Pharmaceuticals, Inc.; and the U.S. Department of Defense;

•	our financial position and our ability to execute our business strategy; and

•	our ability to obtain and protect intellectual property rights and operate without infringing on the intellectual property rights of others.

While we consider these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this prospectus, including the documents incorporated by reference into this prospectus. Known risk factors include, among others:

•	our products may not prove to be effective or as potent as currently believed;

•	completion of preclinical work and Investigational New Drug applications may not occur as currently anticipated, or at all;

•	we may never identify another product development candidate;

•	anticipated studies and submissions to the U.S. Food and Drug Administration (the “FDA”) may not occur as currently anticipated, or at all;

•	anticipated pre-clinical and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate;

•	we may not receive the necessary regulatory approvals for the clinical development of our products;

•	we may lose the arbitration proceedings with Alnylam to which we are party;

•	our development partners and licensees conducting clinical trial, development programs and joint venture strategic alliances may not result in expected results on a timely basis, or at all;

•	anticipated payments under contracts with our collaborative partners may not be received by us on a timely basis, or at all, or in the expected quantum;

•	there may be no further advancements in next-generation LNP technologies;

•	the FDA may refuse to approve our products, or place restrictions on our ability to commercialize our products;

•	we may face competition from other pharmaceutical or biotechnology companies and the possibility that other organizations have made advancements in RNAi delivery technology of which we are not aware;

•	payments received from third parties may not be sufficient to fund our continued business plan as currently anticipated;

•	future operating results are uncertain and likely to fluctuate;

•	we may not be able to raise additional financing required to fund further research and development, clinical studies, and obtain regulatory approvals, on commercially acceptable terms or at all;

•	economic and capital market conditions;

•	we may become subject to product liability or other legal claims for which we have made no accrual in our financial statements; and

•	our cash runway and cash position may be substantially less than projected and may be less than required to continue current operations.

More detailed information about these and other factors is included in this prospectus under the section entitled “Risk Factors” and in the documents incorporated by reference into this prospectus. Although we have attempted to identify factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Forward-looking statements are based upon our beliefs, estimates and opinions at the time they are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or circumstances should change, except as required by applicable law. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

CURRENCY AND EXCHANGE RATES

The following table sets forth: (i) the rates of exchange for Canadian dollars, expressed in U.S. dollars, in effect at the end of the periods indicated; (ii) the average rates of exchange in effect during such periods; (iii) the high rates of exchange in effect during such periods; and (iv) the low rates of exchange in effect during such periods, such rates, in each case, based on the applicable noon rates of exchange for conversion of one Canadian dollar to U.S. dollars as reported by the Bank of Canada.

	Year Ended December 31,
	2013	2012	2011
Period End	0.9402	1.0051	0.9833
Average	0.9710	1.0004	1.0111
High	1.0188	1.0299	1.0583
Low	0.9314	0.9599	0.9430

On December 9, 2014, the noon exchange rate quoted by the Bank of Canada for conversion of one Canadian dollar to one United States dollar was C$1.00 = US$0.8755.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC. This means that we can disclose important information to you by referring you to those documents.

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding, unless otherwise provided in this prospectus or in the applicable document, documents not deemed “filed” with the SEC and information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K) after the date of the initial filing of this registration statement on Form S-3 of which this prospectus forms a part, until the termination of the offering under this prospectus:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 28, 2014;

(b)	all other reports filed by use pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2013; and

(c)	the description of our common shares contained in our registration statement on Form 8-A filed with the SEC on November 4, 2010, including any amendment or report filed for purposes of updating such description.

In addition, all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus but before the termination of the offering of the common shares covered by this prospectus, are hereby incorporated by reference into this prospectus.

We have not authorized anyone to provide you with any different or additional information other than that contained in or incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may provide.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. If exhibits to the documents incorporated by reference into this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided.

Requests for any of these documents should be directed to:

Investor Relations

Tekmira Pharmaceuticals Corporation

100-8900 Glenlyon Parkway,

Burnaby, BC V5J 5J8

(604) 419-3200

ENFORCEABILITY OF CIVIL LIABILITIES

We and our wholly-owned subsidiary, Protiva Biotherapeutics, Inc., are each incorporated under the laws of the Province of British Columbia, Canada, and a substantial portion of our assets are located outside the United States. In addition, some of our directors and officers are nationals or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. We have appointed National Registered Agents, Inc. as our agent for service of process in the United States, but it may be difficult for holders of common shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. Additionally, it may not be possible for you to enforce judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. In addition, there is doubt as to whether an original action could be brought in Canada against us or our directors or officers based solely upon U.S. federal or state securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal or state securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and, accordingly, we file reports with and furnish other information to the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common shares offered under this prospectus. This prospectus does not contain all of the information contained in the registration statement that we filed. For further information regarding us and the common shares covered by this prospectus, you may desire to review the full registration statement, including the exhibits. The registration statement, including its exhibits, as well as the documents that we file with the SEC, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-800-SEC-0330. Copies of such materials are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website (http://www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits to the registration statement.

TEKMIRA PHARMACEUTICALS CORPORATION

This summary does not contain all the information about us that may be important to you. Please carefully read both this prospectus and any prospectus supplement together with the additional information contained in or incorporated by reference into this prospectus and any prospectus supplement.

Tekmira Pharmaceuticals Corporation was incorporated under the Business Corporations Act (British Columbia), on October 6, 2005 and commenced active business on April 30, 2007 when Tekmira and its parent company, Inex Pharmaceuticals Corporation (“Inex”), were reorganized under a statutory plan of arrangement completed under the provisions of the BCBCA. The reorganization saw Inex’s entire business transferred to and continued by Tekmira.

Our head office is located at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8. Our registered and records office is located at 700 West Georgia St, 25th Floor, Vancouver, British Columbia, Canada, V7Y 1B3. We maintain a website at www.tekmira.com. Information contained on our website is not part of this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds that we receive from the sale of our common shares will be used for working capital and general corporate purposes, including, but not limited to, progressing our research and development programs, supporting our clinical programs and manufacturing activities, and advancing and protecting our LNP technology.

More specific allocations may be included in a prospectus supplement relating to a specific offering of common shares. All expenses relating to an offering of common shares and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of our general funds, unless otherwise stated in the applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL, COMMON SHARES AND RELATED INFORMATION

Authorized Capital

Our authorized share capital consists of an unlimited number of common shares, no par value, of which 22,403,352 were issued and outstanding as at December 9, 2014, and an unlimited number of preferred shares, no par value, of which none were issued and outstanding as at December 9, 2014. None of our common shares are held by us or on behalf of us.

Common Shares

The holders of our common shares are entitled to receive notice of any meeting of our shareholders and to attend and vote thereat, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each common share entitles its holder to one vote. There are no cumulative voting rights. Subject to the rights of the holders of preferred shares, the holders of common shares are entitled to receive on a pro rata basis such dividends as our board of directors may declare out of funds legally available for payment of dividends. In the event of the dissolution, liquidation, winding-up or other distribution of our assets, those holders are entitled to receive on a pro rata basis all of our assets remaining after payment of all of our liabilities, subject to the rights of holders of preferred shares. Our common shares carry no pre-emptive or conversion rights.

Preferred Shares

We may issue preferred shares from time to time in one or more series, each series comprising the number of shares, designation, rights, privileges, restrictions and conditions determined by our board of directors. Our preferred shares are entitled to priority over our common shares with respect to the payment of dividends and distributions in the event of our dissolution, liquidation or winding-up. The holders of our preferred shares are entitled to receive notice of any meeting of shareholders and to attend and vote at those meetings, except as otherwise provided in the rights and restrictions attached to the preferred shares by our board of directors.

Dividend Policy

We have not paid any dividends since our incorporation. At the discretion of our board of directors, we will consider paying dividends in future as our operational circumstances may permit having regard to, among other things, our earnings, cash flow and financial requirements. It is the current policy of our board of directors to retain all earnings to finance our business plan.

CONSOLIDATED CAPITALIZATION

Other than as set out herein under “Prior Sales,” there have been no material changes in our share capitalization since September 30, 2014.

As a result of issuance(s) of common shares under this prospectus, our share capital may be increased by up to a maximum of US$150,000,000.

PRICE RANGE AND TRADING VOLUME

The following table sets forth, for the 12-month period prior to the date of this prospectus, the reported high and low prices and the average volume of trading of our common shares on the NASDAQ and the TSX.

Month Ended	NASDAQ High (US$)	NASDAQ Low (US$)	Aggregate Trading Volume	TSX High (C$)	TSX Low (C$)	Aggregate Trading Volume
December 31, 2014(1)	$15.15	$12.54	4,179,780	$17.50	$14.40	312,100
November 30, 2014	$17.48	$14.66	15,580,800	$19.81	$16.74	1,678,100
October 31, 2014	$29.93	$16.50	135,724,100	$33.69	$18.45	7,891,400
September 30, 2014	$25.80	$17.83	65,321,700	$28.45	$19.50	5,144,500
August 31, 2014	$26.05	$12.82	152,432,000	$28.56	$14.01	9,228,500
July 31, 2014	$13.90	$8.86	10,929,700	$15.25	$9.55	2,262,300
June 30, 2014	$15.32	$11.35	5,569,300	$16.64	$12.41	1,549,100
May 31, 2014	$14.54	$10.20	7,303,400	$15.95	$11.08	1,947,100
April 30, 2014	$24.47	$11.36	15,988,700	$26.99	$12.59	3,406,400
March 31, 2014	$31.48	$18.53	18,687,400	$34.66	$20.41	3,192,200
February 28, 2014	$24.88	$13.66	9,768,800	$27.50	$15.06	2,310,500
January 31, 2014	$14.85	$7.65	6,973,000	$16.50	$8.14	1,752,800
December 31, 2013	$8.69	$7.17	1,950,400	$9.18	$7.61	495,200

(1)	As of close of business on December 9, 2014.

PRIOR SALES

Except as disclosed below, no other common shares or securities exchangeable or convertible into common shares have been issued during the 12-month period preceding the date of this prospectus.

The following table summarizes the issuances by us of stock options within the 12-month period preceding the date of this prospectus. Our stock options are denominated in Canadian dollars. For presentation purposes, our stock options have been converted to U.S. dollars using the average exchange rate in the month of issuance.

Date of Grant	Number of Options	Exercise Price
January 2, 2014	75,000	$7.59
January 27, 2014	91,875	$11.94
February 3, 2014	4,000	$14.15
February 5, 2014	135,000	$14.83
February 12, 2014	15,000	$15.66
May 7, 2014	18,250	$12.17
May 8, 2014	70,000	$11.49
November 19, 2014	18,500	$16.37
December 1, 2014	500	$13.72
December 8, 2014	1,000	$12.90

The following table summarizes the issuances by us of our common shares pursuant to the exercise of stock options within the 12-month period preceding the date of this Prospectus. Our stock options are denominated in Canadian dollars. For presentation purposes, our stock options have been converted to U.S. dollars using the average exchange rate in the month of exercise.

Date of Grant	Number of Options	Exercise Price
December 9, 2013	675	$0.42
January 15, 2014	1,250	$1.92
January 15, 2014	17,000	$3.52
January 15, 2014	2,000	$4.29
January 15, 2014	12,500	$4.71
January 15, 2014	12,551	$4.94
January 15, 2014	84,000	$5.12
January 15, 2014	10,000	$5.94
January 15, 2014	3,000	$6.40
January 16, 2014	14,500	$2.74
January 16, 2014	15,000	$2.83
January 16, 2014	500	$3.52
January 17, 2014	3,500	$1.55
January 17, 2014	11,000	$1.65
January 17, 2014	25,000	$2.19
January 17, 2014	500	$2.74
January 20, 2014	3,800	$1.37
January 20, 2014	3,250	$1.92
January 20, 2014	5,000	$2.19
January 20, 2014	3,000	$3.52
January 20, 2014	1,500	$4.29
January 20, 2014	2,000	$4.71
January 20, 2014	550	$4.94
January 20, 2014	1,450	$5.12
January 23, 2014	800	$1.37
January 23, 2014	750	$1.92
January 23, 2014	1,033	$2.74
January 23, 2014	5,000	$3.52
January 23, 2014	788	$4.94
January 23, 2014	4,250	$5.12
January 23, 2014	192	$6.40
January 23, 2014	600	$10.60
January 24, 2014	250	$2.19
January 24, 2014	150	$3.41
January 24, 2014	125	$4.71
January 27, 2014	1,900	$2.83
January 27, 2014	300	$6.40
January 28, 2014	1,000	$4.27
January 29, 2014	2,000	$5.12
January 29, 2014	5,000	$5.94
January 31, 2014	1,200	$1.37
January 31, 2014	1,600	$3.52
January 31, 2014	1,500	$4.29
January 31, 2014	1,500	$2.19
January 31, 2014	200	$4.29

Date of Grant	Number of Options	Exercise Price
January 31, 2014	312	$1.92
February 3, 2014	5,000	$1.54
February 3, 2014	750	$1.90
February 3, 2014	313	$1.90
February 3, 2014	750	$1.90
February 3, 2014	150	$4.24
February 3, 2014	65	$4.24
February 3, 2014	500	$4.66
February 3, 2014	2,000	$4.66
February 3, 2014	5,550	$5.07
February 3, 2014	630	$5.07
February 3, 2014	250	$5.83
February 3, 2014	600	$6.33
February 4, 2014	200	$1.36
February 4, 2014	15,250	$1.54
February 4, 2014	250	$3.44
February 4, 2014	200	$3.48
February 4, 2014	300	$4.24
February 4, 2014	375	$5.07
February 4, 2014	2,500	$5.20
February 6, 2014	312	$1.90
February 6, 2014	5,000	$2.71
February 6, 2014	2,500	$4.88
February 6, 2014	10,000	$6.33
February 7, 2014	2,500	$4.88
February 7, 2014	9,000	$5.07
February 7, 2014	5,000	$5.88
February 7, 2014	1,500	$6.33
February 11, 2014	5,000	$1.63
February 12, 2014	800	$2.71
February 12, 2014	1,250	$4.06
February 12, 2014	1,200	$4.88
February 12, 2014	1,000	$11.82
February 13, 2014	313	$1.90
February 13, 2014	375	$4.66
February 13, 2014	375	$5.07
February 14, 2014	250	$1.90
February 14, 2014	75	$4.24
February 14, 2014	125	$4.66
February 14, 2014	375	$5.07
February 18, 2014	5,000	$1.36
February 19, 2014	600	$1.36
February 19, 2014	1,688	$1.90
February 19, 2014	800	$2.17
February 19, 2014	300	$2.35
February 19, 2014	620	$2.71
February 19, 2014	126	$2.80
February 19, 2014	600	$3.48
February 19, 2014	300	$4.24
February 19, 2014	250	$4.66

Date of Grant	Number of Options	Exercise Price
February 19, 2014	595	$4.88
February 19, 2014	500	$5.07
February 19, 2014	100	$10.49
February 19, 2014	1,000	$11.82
February 21, 2014	2,500	$4.88
February 21, 2014	22,000	$5.07
February 21, 2014	5,000	$5.88
February 21, 2014	1,500	$6.33
February 24, 2014	1,063	$1.90
February 24, 2014	375	$4.66
February 24, 2014	210	$6.33
February 25, 2014	200	$1.36
February 25, 2014	1,500	$1.90
February 25, 2014	600	$2.17
February 25, 2014	400	$3.48
February 25, 2014	600	$4.24
February 25, 2014	500	$4.66
February 26, 2014	2,000	$1.36
February 26, 2014	2,500	$1.90
February 26, 2014	4,000	$2.17
February 26, 2014	1,700	$2.71
February 26, 2014	2,800	$2.80
February 26, 2014	2,000	$3.48
February 26, 2014	2,000	$4.24
February 26, 2014	2,000	$4.66
February 26, 2014	2,551	$4.88
February 26, 2014	6,050	$5.07
February 26, 2014	4,350	$6.33
February 26, 2014	850	$10.49
February 27, 2014	188	$4.21
February 27, 2014	210	$8.05
February 27, 2014	800	$3.48
February 27, 2014	1,000	$4.24
February 27, 2014	1,050	$5.07
February 27, 2014	1,125	$1.90
February 27, 2014	2,750	$4.66
March 6, 2014	375	$1.89
March 6, 2014	500	$11.77
March 6, 2014	500	$4.20
March 6, 2014	1,000	$6.66
March 7, 2014	500	$4.49
March 7, 2014	5,000	$2.70
March 7, 2014	5,000	$3.47
March 10, 2014	5,000	$2.16
March 10, 2014	7,500	$5.04
March 11, 2014	2,500	$4.86
March 11, 2014	5,000	$5.04
March 12, 2014	7,600	$5.04
April 8, 2014	10,000	$5.09

Date of Grant	Number of Options	Exercise Price
April 9, 2014	8,400	$5.09
April 23, 2014	25,079	$0.40
April 24, 2014	5,000	$5.91
June 23, 2014	375	$4.75
August 20, 2014	375	$2.09
August 20, 2014	250	$4.71
August 20, 2014	125	$11.96
September 29, 2014	5,000	$3.50
September 29, 2014	5,000	$2.18
September 29, 2014	5,000	$1.54
September 29, 2014	5,000	$4.68
September 29, 2014	17,500	$11.37
October 1, 2014	4,000	$3.33
October 1, 2014	3,000	$2.14
October 1, 2014	3,000	$1.87
October 1, 2014	2,000	$4.59
October 1, 2014	1,000	$11.66
October 22, 2014	1,500	$6.24
October 22, 2014	2,500	$4.82
October 22, 2014	5,000	$2.68
November 3, 2014	1,500	$6.18
November 18, 2014	3,750	$6.18
November 20, 2014	600	$1.32
November 20, 2014	1,750	$1.85
November 20, 2014	1,600	$3.40
November 20, 2014	1,500	$4.14
November 20, 2014	2,000	$2.12
November 20, 2014	500	$4.41
November 24, 2014	500	$3.40
November 26, 2014	4,000	$2.12
December 1, 2014	18,000	$1.59
December 3, 2014	675	$0.39
December 9, 2014	500	$4.09

The following table summarizes the issuances by us of our common shares pursuant to the exercise of warrants within the 12-month period preceding the date of this prospectus. Our warrants are denominated in Canadian dollars. For presentation purposes, our warrants have been converted to U.S. dollars using the average exchange rate in the month of exercise.

Date of Exercise	Number of Warrants	Number of Shares Issued	Exercise Price
December 11, 2013	5,000	5,000	$2.44
December 13, 2013	2,500	2,500	$2.44
January 13, 2014	1,000	1,000	$3.06
January 13, 2014	3,400	3,400	$2.38
January 14, 2014	1,500	1,500	$2.38
January 16, 2014	4,500	4,500	$2.38
January 17, 2014	3,000	3,000	$2.38
January 17, 2014	3,500	3,500	$3.06
January 21, 2014	1,500	1,500	$3.06
January 21, 2014	16,450	16,450	$2.38
January 24, 2014	2,500	2,500	$2.38

Date of Exercise	Number of Warrants	Number of Shares Issued	Exercise Price
January 24, 2014	4,750	4,750	$3.06
January 31, 2014	8,700	8,700	$2.38
February 5, 2014	5,000	5,000	$2.35
February 5, 2014	5,000	5,000	$3.03
February 6, 2014	11,364	11,364	$2.35
February 6, 2014	22,550	22,550	$3.03
February 7, 2014	6,250	6,250	$3.03
February 7, 2014	25,000	25,000	$2.35
February 13, 2014	5,000	5,000	$3.03
February 17, 2014	10,000	10,000	$3.03
February 17, 2014	13,800	13,800	$2.35
February 19, 2014	6,000	6,000	$2.35
February 19, 2014	12,650	12,650	$3.03
February 21, 2014	10,150	10,150	$3.03
February 24, 2014	16,500	16,500	$3.03
February 26, 2014	3,500	3,500	$3.03
February 28, 2014	2,000	2,000	$2.35
March 5, 2014	5,114	5,114	$2.34
March 7, 2014	5,000	5,000	$2.34
March 10, 2014	2,000	5,000	$2.34
March 10, 2014	5,000	2,000	$3.02
March 11, 2014	32,000	32,000	$2.34
March 12, 2014	1,700	1,700	$2.34
March 12, 2014	3,000	3,000	$3.02
March 14, 2014	26,000	26,000	$2.34
March 18, 2014	5,000	5,000	$2.34
March 18, 2014	6,350	6,350	$3.02
March 24, 2014	5,000	5,000	$2.34
March 25, 2014	8,750	8,750	$3.02
March 26, 2014	22,500	22,500	$3.02
March 31, 2014	10,000	10,000	$2.34
April 8, 2014	22,500	22,500	$2.37
April 10, 2014	2,500	2,500	$2.37
April 14, 2014(1)	6,000	5,285	$2.37
May 7, 2014	6,000	6,000	$2.39
May 20, 2014	2,500	2,500	$3.08
August 7, 2014	25,000	25,000	$2.38
August 8, 2014	6,250	6,250	$3.07
August 11, 2014	20,000	20,000	$2.38
August 13, 2014	15,000	15,000	$3.07
August 13, 2014	72,500	72,500	$2.38
August 29, 2014	150	150	$3.07
September 9, 2014	1,500	1,500	$3.04
September 17, 2014	12,500	12,500	$3.04
September 23, 2014	11,000	11,000	$2.36
October 7, 2014	10,000	10,000	$2.32
November 12, 2014	52,600	52,600	$2.96

(1)	These warrants were exercised using the cashless exercise provisions contained in the applicable warrant agreement. In lieu of payment of the warrant price, the warrantholders were issued with the number of common shares which is equal to the value of the warrants at the time of exercise based upon Tekmira’s share price at that time.

On March 18, 2014, we completed an offering of 2,125,000 common shares at US$28.50 per common share for aggregate gross proceeds of US$60,562,500.

PLAN OF DISTRIBUTION

We may sell common shares to or through underwriters or dealers, and also may sell common shares to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers. Underwriters may sell common shares to or through dealers. Each prospectus supplement for a particular offering of common shares will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers, or agents;

•	the purchase price of, and form of consideration for, the common shares and the proceeds to us;

•	any delayed delivery arrangements;

•	any underwriting commissions, fees, discounts and other items constituting underwriters’ compensation;

•	the offering price for the common shares (or the manner of determination of the offering price if offered on a non-fixed price basis);

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The common shares may be sold, from time to time, in one or more transactions at a fixed price or prices that may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in Canadian National Instrument 44-102 Shelf Distributions, including sales made directly on the NASDAQ, the TSX or other existing trading markets for the common shares. The prices at which the common shares may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of common shares at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the common shares at the initial offering price fixed in the applicable prospectus supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such prospectus supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the common shares is less than the gross proceeds paid by the underwriters to us.

Underwriters, dealers and agents who participate in the distribution of the common shares may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

In connection with any offering of common shares, other than an at-the-market distribution, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the common shares offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

MATERIAL INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may describe material U.S. federal income tax consequences of the acquisition, ownership and disposition of any of the common shares by an investor who is subject to U.S. federal taxation.

The applicable prospectus supplement may also describe material Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of common shares, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax considerations.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, certain legal matters relating to the common shares will be passed upon for us by Dorsey & Whitney LLP, Vancouver, B.C., Canada and Seattle, Washington, with respect to matters of United States law, and Farris, Vaughan, Wills & Murphy LLP, Vancouver, B.C., Canada, with respect to matters of Canadian law. The partners and associates of Dorsey & Whitney LLP and Farris, Vaughan, Wills & Murphy LLP beneficially own, directly or indirectly, less than 1% of any class of securities issued by us.

EXPERTS AND TRANSFER AGENT

Our consolidated financial statements as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Our transfer agent and registrar is Canadian Stock Transfer Company Inc. (formerly CIBC Mellon Trust Company of Canada) at its offices in Vancouver, British Columbia. Canada.

7,500,000 Common Shares

PROSPECTUS SUPPLEMENT

March 19, 2015

Joint Lead Book-Running Managers

Leerink Partners	RBC Capital Markets

Book-Runner

Nomura

Co-Managers

JMP Securities	Wedbush PacGrow	Lazard Frères & Co. LLC